Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-79399, and No. 333-146868) pertaining to the BP Partnership Savings Plan of BP p.l.c. of our report dated June 17, 2011, with respect to the financial statements and schedule of the BP Partnership Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Houston, Texas
June 17, 2011